                                                                    EXHIBIT 99.2
                             RPM INTERNATIONAL INC.
                  FOURTH-QUARTER 2003 EARNINGS CONFERENCE CALL
                      MONDAY, JULY 28, 2003, 10:00 A.M. ET

OPERATOR:

Good day and welcome to RPM International's year end conference call. Today's call is being recorded. This call is also being webcast live and can be accessed through the RPM website at www.rpminc.com. A taped telephone replay will be available from two hours after this call concludes until 8:00 p.m. Eastern Standard Time on Friday, August 1st , and can be accessed by dialing 719-457-0820 and entering confirmation code 419262. A webcast replay and written transcript will also be available through the RPM web site. The webcast replay will be available approximately two hours after this call ends. The written transcript will be available two to three business days after the call concludes.

Comments made on this call may include forward-looking statements based on current expectations that involve risks and uncertainties that could cause the results of RPM to differ materially from management's current expectations. For more information on these risks and uncertainties, please review RPM's quarterly earnings releases and periodic reports filed with the Securities and Exchange Commission.

The information in this conference call related to projections or other forward-looking statements may be relied upon subject to the previous Safe Harbor statement and may continue to be used while this call remains on the active portion of the RPM web site.

At this time, I would like to turn the call over to RPM's president and chief executive officer, Mr. Frank Sullivan, for opening remarks. Please go ahead, sir.

FRANK SULLIVAN:

Good morning and welcome to RPM's year-end conference call. We're at the New York Stock Exchange where we will hold our traditional year-end luncheon. We've been releasing our year-end earnings results from New York for 30 years, and it's a tradition we're proud to continue.

We're pleased to report the RPM International results for the 2003 fiscal year, which ended May 31, 2003. Glenn Hasman will provide you the details of our performance, the highlights of which include a 5 percent increase in revenues to a record $2.1 billion, a 21 percent increase in net income before our asbestos charge to $122.8 million, and EPS of $1.06, up 9 percent, also before our asbestos charge.

Following Glenn's comments, we will be pleased to answer your questions.

Before we get started on the financial results, I'd like to address our asbestos charge. As we indicated throughout last year, the insurance available to our Bondex subsidiary to cover asbestos claims is likely to be exhausted. In fact, remaining insurance will be depleted in this first quarter of our 2004 fiscal year.

We do have a number of what we believe to be strong facts refuting a number of insurance carriers' claims of exhaustion and accordingly filed suit against these carriers in federal court. The ultimate resolution of these lawsuits will likely take months or years.

Because of the dramatic increase in asbestos claims against Bondex over the last 15 months and the expectation of insurance exhaustion, we hired an internationally recognized consulting firm with broad experience in estimating claims resolution costs associated with mass court litigation, including asbestos, to assist us in analyzing loss history data, to evaluate the possibility of accurately estimating the cost of pending claims and to assist in determining whether future asbestos-related claims against Bondex could be reasonably estimated.

During our assessment and estimation process, a number of significant, and we believe, positive events took place. First, and most meaningfully, a number of state tort law changes were enacted during the first seven months of calendar 2003. New state liability laws have been enacted in three states, Ohio, Mississippi and Texas, where approximately 80 percent of the historic claims against Bondex, representing 35 to 40 percent of our costs, are pending.

These tort law changes generally provide for liability to be determined on a proportional cost basis. This should be very good news for low exposure asbestos defendants like Bondex and significantly changes the situation relative to strict, joint and several liability applied to all defendants prior to these law changes.

The ultimate impacts of these changes are difficult to predict given the limited timeframe following enactment. For instance, the new law change in Ohio was effective April 8, 2003, and for Texas, most recently, the enactment date is July 1.

Also, the fact that it takes 6 to 12 months for a newly filed claim to become active, which makes this difficult and will cause a 6 to 12 month period before we'll have a real feel for the changes these laws will make.

Based on these new state laws, it is reasonable to expect fundamental changes in the number of claims, claim profiles and cost going forward.

Secondly, the Hatch Bill, or Fair Act, was introduced in the US Senate and voted on at the judiciary committee in July. We believe this bill, which is expected to be brought to the full Senate in September, has a 50/50 chance of becoming law. Accordingly, we have concluded that it is not possible at this time to estimate the costs of disposing of potential future asbestos-related claims, beyond that covered by the charge taken at year end of 2003.

From a trend perspective, this has been a difficult year, but going forward, this is the first good news for our Bondex asbestos exposure in probably 20 years.

Now I'd like to turn the call over to Glenn Hasman to provide you with the highlights of our performance for the 2003 fiscal year, after which we'll answer your questions.

GLENN HASMAN:

Thank you very much, Frank.  Good morning, everyone.

As Frank had mentioned earlier, this year we're very pleased our net sales were able to grow $97 million over the prior year. We've reached $2.083 billion, and that's up 5 percent year-over-year. Of that 5 percent increase, organic growth was 4 percent and that includes favorable foreign exchange effects primarily from the Euro, the Canadian dollar and there was some offset through Latin American currencies. Eight small acquisitions this year contributed the remaining sales growth of about $19 million, or 1 percent.

By segment. Industrial segment net sales reached $1.118 billion. That represented 54 percent of RPM's total, and that was up 6 percent year-over-year. Of that 6 percent growth, organic growth for the industrial segment approached 5 percent, including favorable foreign exchange, as mentioned. Of the organic growth our roofing maintenance services revenues were nicely increased - in fact, they doubled year-over-year, and we've been talking about that in the conference calls all though this year, and they represent the majority of the growth in the industrial segment.

There's also increased flooring installation services revenues, and both of these increases were in product lines that do have lower margins than the RPM average. And we'll talk about that a little bit later.

Other industrial segment sales effects were in the commercial construction area, which was down during the year. That affected our Dryvit unit and generally, industrial and manufacturing sectors of our economy remain weak throughout fiscal '03. We continue to view that as pent up demand versus any loss of market share.

Finally, the difference in the industrial segment net sales was for five small acquisitions. That included the Koch Waterproofing acquisition that we announced April 1 and that represented the remaining 1 percent of growth in that segment.

Consumer segment net sales reached $965.6 million - the other 46 percent of

RPM. That was up 4 percent year-over-year. The organic growth for consumer was up 3 percent. Also here, that included foreign exchange benefit, primarily there from the Canadian dollar. The difference in consumer net sales growth was from three small acquisitions which contributed the remaining roughly 1 percent of growth.

Moving to gross profit. Actual gross profit dollars increased by $42 million, mainly from the higher sales volume year-over-year. In terms of gross profit margin, we reached 45.8 percent this year, nearly flat against last year's 45.9 percent. That difference represents the lower margin sales mix, which is a slight offset to the volume cost leverage and some lower raw material costs during the year.

By segment. Industrial segment gross margins year-over-year declined to 46.2 percent from 46.9 percent the year earlier. This is the mix effect. Again, the roofing and maintenance services and the flooring installation services do carry lower margins than RPM average, and those sales brought the margins down to a greater extent than the higher volume and certain cost efficiencies and a number of some favorable raw material costs can bring the margins back up.

We were noting that cost pressures did build during the course of the last part of the year at a number of suppliers which will likely impact this first quarter of our new fiscal year - possibly beyond that.

Consumer segment gross margins year-over-year improved to 45.4 percent from 44.8 percent. You're seeing there the positive volume effects in this segment. Also a number of favorable raw material costs, but again, those cost pressures are building. And we're seeing continued lower conversion costs year-over-year with continued efforts toward Class A manufacturing efficiencies.

SG&A expenses improved to 35.5 percent of sales this year from 36.1 percent last year. Generally, this reflects the higher sales volume leverage and ongoing cost reduction and cost containment efforts.

By segment, the industrial segment SG&A was lower at 35.2 percent, but 36.8 percent the year earlier or improved 160 basis points against sales. The higher sales volume contributed about half of this improvement, and we talked about that in the roofing maintenance and flooring installation services area.

Cost reduction initiatives in this segment that were initiated during fiscal '02, particularly those units that were more impacted by the slower economy are benefiting this fiscal year as well as cost containment efforts initiated during fiscal '03, and the difference here year-over-year was some expense benefit such as the avoidance of the Argentinean peso devaluation that occurred during fiscal '02 and cost this segment about $1.5 million.

Consumer segment SG&A was at 31.8 percent this year from 32.1 percent a year ago. It improved 30 basis points year-over-year. You're seeing here the higher sales volume impact and some cost reduction and containment efforts at this segment as well, offset partially by certain increased selling and promotional spending in our major consumer product lines. The difference year-over-year was also some additional expense benefits similar to the industrial segment.

Corporate/Other expenses are also again a component of SG&A for RPM and they were at $39.1 million this year, compared with $30.7 million a year ago. That's up $8.5 million. As we've talked about during the course of this fiscal year, asbestos related and other increased product liability costs, ran through the Corporate/Other category and that was up just slightly over $5 million this year. We also had a reduction which we, again, have been conveying to all of you during the course of the year, of inter-segment income, which cost the Corporate/Other category about $4 million this year, and that's from the operating segments as a result of the change in foreign sales corporation tax legislation, but with a corresponding expense reduction at the operating segment level. We also reincorporated into Delaware this fiscal year. That cost about $1.2 million. And the difference was actually some year-over-year expense savings in Corporate/Other category.

Asbestos charge is shown as a separate line item. Frank covered that area very well - the $140 million.

Moving to Earnings Before Interest and Taxes, or EBIT, this year was at $74.6 million, comparing with $194.6 million a year ago, a $120 million decrease, obviously largely driven by the asbestos liability charge.

Excluding that charge, this year's EBIT would have been $214.6 million, ahead $20 million year-over-year. That also reflects margin improvement which was ahead 10 percent on our 5 percent sales increase. The higher sales were also coupled with cost reductions and cost containment that I've mentioned.

By segment. Industrial segment EBIT reached $122.3 million, up $15.3 million or 14 percent on their 6 percent sales growth to 11 percent of sales, compared to last year's $107 million, or 10 percent of sales.

The consumer segment EBIT reached $131.4 million, increased by $13.2 million, or by 11 percent on their 4 percent sales growth. The 14 percent margin on sales compared to last year's $118.2 million, or 13 percent of sales. So margin improvement in both segments. And that really is generally the result of the growth on sales, the lower raw material costs and the ongoing cost reduction and containment efforts across both operating segments.

Corporate/Other has been addressed as has the asbestos liability charge which make up the remaining portion of EBIT.

Our Interest expense, net, year-over-year, was down $13.8 million. We had much lower debt levels during the course of this past fiscal year, averaging $202 million lower year-over-year for about $10 million for that savings.

Lower interest rates made up the difference. Again, keeping in mind of our approximate 70 percent variable debt structure throughout most of this year, which is incidentally is down to only about 50 percent at May 31, 2003 after our convertible bond issuance in May. And that lower rate, year-over-year effect, was about $4.8 million. In fact, average rates overall this year were about 3.8 percent compared with 4.5 percent during fiscal '02. Last year, fiscal '02, we also had offsetting marketable security gains of about $1 million that were not realized again this year.

Our tax rates for fiscal '03 was 26.2 percent, versus last year's 34.1 percent. The lower rate represents the result of the weight of the full tax benefit of about 37.5 percent on the $140 million pre-tax asbestos liability charge.

In fact, the lower rate this year of 26 percent is obviously not sustainable. By excluding the charge, our tax rate this year would have been 34.6 percent, or up about half percent from '02, and that's the earnings growth as we move forward reducing the one-time tax rate benefit from our fiscal '02 adoption of FAS 142 for the amortization of goodwill.

Net income this year of $35.3 million compares with $101.6 million a year ago, a $66 million decrease. Obviously, the $140 million pre-tax asbestos charge equated to $88 million after tax. To exclude the charge, this year's net income would have been $122.8 million, ahead 21 percent, or $21 million over fiscal '02. Our margin on sales also would have been improved by 80 basis points to 5.9 percent from last year's 5.1 percent.

Diluted earnings per share this year of $0.30 compare with $0.97 a year ago. The asbestos charge has a major influence here. If you were to exclude that charge, this year's diluted earnings per share, as Frank mentioned earlier, would have been $1.06, or ahead $0.09 or 9 percent over '02.

The 11.5 million shares that RPM sold in March 2002 had a $0.01 per share diluted effect on this year's reported $0.30 diluted earnings per share. To exclude that impact from the asbestos charge of this year's earnings, those same
11.5 million shares sold in March '02 would have had a $0.07 per share dilutive affect on fiscal '03 pro forma diluted earnings per share of $1.06, and I believe that's what we've been indicating to all of you throughout this year.

Moving now to our fourth-quarter most recent results, net sales as we've rounded out fiscal '03 grew $32 million, or ahead by 6 percent to almost $590 million. That's ahead over last year nicely. Organic growth represented 4 percent, which again included the foreign exchange effect, primarily with the euro and Canada. And there was some influence, as we'll talk about, from the war with Iraq during the course of the fourth quarter, and some weather-related effects. And there were eight small acquisitions that took place during the course of fiscal '03 that contributed the remaining 2 percent of growth during our fourth quarter.

By segment. Industrial segment net sales, up to $304.1 million, represented 52 percent of RPM in the fourth quarter. That's ahead just over $22 million, or 8 percent quarter-over-quarter. Organic portion of that 8 percent growth was 5 percent, which again includes favorable foreign exchange effects for the industrial segment and the balance of the organic growth continued to represent the roofing services sales and flooring installation services sales. Both again with the lower margins.

The difference in the industrial net sales growth was from the five small acquisitions in this segment during the course of the year, including Koch, which added about 3 percent to quarter-over-quarter growth.

Consumer segment net sales were $285.4 million in our fourth quarter. That's for the other 48 percent of RPM, up $10.1 million or by 4 percent. And the organic portion of that was about half or 2 percent, which included foreign exchange effect. The retail climate continued slower during the fourth quarter as it had been during the third quarter of this fiscal year, again, influenced by the war with Iraq and some weather-related factors. The difference in consumer net sales in fourth-quarter over fourth-quarter came from three small acquisitions which added the remaining, almost 2 percent to their sales growth.

Gross profit this fourth quarter grew by 5 percent on the higher sales volume. Gross profit margin declined slightly, however, to 46.5 percent from 46.8 percent during the fourth quarter of '02, and that's entirely mix-of-sales driven - that decline in margin.

By segment. Industrial segment gross margin declined to 47.1 percent from 47.6 in the year-earlier quarter. Again, the mix effect is highlighted here from the growth in the lower-margin services sales. Consumer segment margins quarter-over-quarter were nearly flat at 45.9 percent from 46.0 percent a year ago.

SG&A expenses improved as a percentage of sales to 34.1 percent, by 100 basis points improved over 35.1 percent a year ago. The higher sales volume leverage benefit was here again year-over-year, coupled with the cost reduction and containment benefits that we've talked about.

By segment. The industrial segment SG&A was at 35.9 percent this quarter against
36.9 percent a year ago. The volume and mix benefit effect is showing here again, and again, cost reduction initiatives that we've talked about and containment efforts during the course of this year.

Consumer SG&A was at 29.7 percent this year, compared with 29.4 percent a year ago. They did have the increased spring advertising and promotions this fourth quarter that I've mentioned, and that made up the majority of that difference year-over-year.

Corporate/Other during this fourth quarter was at $7.2 million, which is $3.8 million lower than the year-earlier period at $11 million. Here we're seeing quite a few timing differences quarter-over-quarter particularly in our insurance, certain legal areas, even compensation areas year-over-year. There also was the final phase of the reduction of intersegment income of almost $1 million from the operating segments that we talked about earlier which washes out from the operating segments. The asbestos charge was all taken again in this fourth quarter - the $140 million pre-tax charge.

Moving to EBIT for the fourth quarter: a loss of $66.8 million this year, down $131.8 million year-over-year, obviously driven by the asbestos charge, $140 million pre-tax. Excluding that charge, this year's EBIT would have been $73.2 million or ahead $8.2 million year-over-year. That again represents margin improvement by being ahead 13 percent on our 6 percent fourth quarter increase in sales. That represents the higher sales volume effect, coupled with the cost reductions and cost containments.

By segment. Industrial segment EBIT at $34.2 million was improved 13.0 percent on their 8 percent sales growth in the quarter to 11.2 percent of sales compared to last year's $30.2 million of EBIT, or 10.7 percent of sales. Consumer segment EBIT was at $46.3 million during this fourth quarter, ahead 1 percent on their 4 percent sales growth, 16.2 percent of sales compared to last year's $45.8 million, or 16.6 percent of sales. Corporate/Other has already been discussed.

And as you really can summarize, the fourth quarter EBIT growth, before the asbestos charge, was a result of growth in industrial services sales, combined with ongoing cost reductions and containment efforts across this segment. And then, of course, we have the $140 million charge that we've talked about.

Interest expense, net, during the quarter was down $2 million. Again, we have a combination of the benefits from lower interest rates. Now, during the quarter, it averaged about 65 percent variable debt. That saved us about $1.2 million of that $2 million during the quarter. The average rates during the quarter were about 3.5 percent overall, versus last year's 4.2 percent. We also had the benefit of lower debt levels on average of about $35.6 million lower this year, making up the difference in savings of almost another $1 million.

Tax rate during the fourth quarter was actually at 40.8 percent benefit, versus last year's 34.3 percent rate. That higher benefit rate is again on the reported loss this quarter and the result of the weight of the full tax benefit of the $140 million pre-tax asbestos liability charge. Again, that rate is also not sustainable and, excluding the charge, our tax rate would have been 33.9 percent, compared with last year's 34.3 percent.

Net earnings, or loss, during the fourth quarter was at a loss of $43.4 million, compared with last year's $37.2 million, a $140 million pre-tax asbestos charge again equated to $88 million after-tax. Exclude that charge, this year's net would have been $44.1 million, or ahead 19 percent by $6.9 million. The margin on sales was also improved at 7.5 percent from last year's 6.7 percent.

Diluted earnings per share were actually a loss of $0.38 this year, compared with $0.33 last year. Excluding the charge, EPS would have been a positive $0.38, ahead by $0.05 per share, or by 15 percent over the fourth quarter of '02. The 11.5 million shares sold a year ago in March had a $0.01 per share accretive effect on this year's reported $0.38 loss per share. Excluding the impact from the asbestos charge in this year's earnings, those same 11.5 million shares sold a year ago in March would have had a $0.01 per share dilutive affect on a fourth-quarter 2003 pro forma diluted and basic earnings per share of $0.39.

Now moving to the balance sheet with some helpful details for all of you. Comparing to May 31, 2002, net accounts receivable were at $439.6 million, or up $41.9 million year-over-year. That represents a sales increases that we've had throughout this year, but especially stronger May sales year-over-year being up over $24 million, which again is affective of accounts receivable as a timing difference versus any other substantive change.

Inventory was at $253.2 million, which is up $1.8 million. That's up less than 1 percent on the 5 percent increase in sales. That's after a foreign exchange translation effect, which actually had a little boost in the inventory category, as well as the receivables category year-over-year. That inventory improvement, actually, was from efforts to continually economize our inventory levels in connection with our ongoing Class A efforts throughout both operating segments. And this served as a partial offset to the AR increase that we just talked about from the strength of the May sales.

Accounts payable were at $172 million, or up $11.2 million year-over-year; that's really a combination of the business growth and some timing of payments during the course of the year.

Total debt for RPM stood at $726.1 million at year-end. That includes our short-term portion, and that's up $12.3 million year-over-year, but our debt-to-capital ratio remained at 45 percent in both year-end periods. You will also note when you see our full balance sheet, there are now separately listed liabilities related to asbestos that are shown. Under current liabilities, you'll see $41.6 million, representing the amount of our estimated payments that will be required during the next 12 months related to our asbestos liability, after related insurance, as Frank mentioned earlier, will exhaust during our first quarter of fiscal '04. That same $41.6 million really represents about $27 million after tax in terms of the cash requirement.

Under Long-term liabilities, you'll see another $103 million, which represents those estimated payment requirements that will extend beyond the next 12 months, or beyond fiscal 2004.

Moving to the Cash Flow Statement, you will see cash flow from operations at $160.6 million this year, slightly off from last year's $191.4 million. Again, to reiterate, last year really had a significant one-time benefit coming off the restructuring period for RPM that concluded at May 2001. The year-over-year difference beyond that really resides within working capital, but during fiscal '02 we're working at normal build-ups and receivables in inventories related to those restructuring efforts and other changes along that line.

Capital expenditures were at $41.8 million this year, slightly up from last year's $39.9 million, but still well within the depreciation and amortization range - and should be able to hold that level of about $40 to $50 million for the next couple years, and again, we've been saying, many of the larger spending needs are behind us, and we feel we have adequate capacity levels for the next several years at our normal growth rates.

Free cash flow generation, as we define it, which is after capital spending and dividends, was at $60 million this year. That compares with $99 million a year ago. That $60 million this year provided 90 percent of the $66 million that we invested this year to acquire several small businesses at both our product lines, plus the remaining interest in a joint venture.

With all that, I'll now turn the call back over to Frank Sullivan.

FRANK SULLIVAN:

Thank you, Glenn. I'd like to close the formal part of our comments by just re-emphasizing some of the highlights. Excluding the impact of the asbestos charge, revenues increased 5 percent to $2.1 billion. Net income increased 21 percent to $122.8 million. And EPS was up 9 percent to $1.06.

We strengthened our balance sheet with $150 million convertible bond offering in the fourth quarter. This had a fixed rate of 2.75 percent. This brings our interest rate mix, which at the beginning of the year was 70 percent floating to 30 percent fixed, to our target 50/50, where we now have a 50 percent fixed, 50 percent floating mix of debt, and our average interest rate currently is about
3.5 percent.

After a hiatus of nearly three years, we restarted our acquisition program. As Glenn mentioned, we acquired eight businesses or product lines with total annualized revenues of about $70 million for less than one-time sales and we continue to see our backlog of good acquisition opportunities at reasonable prices building.

We generated strong cash flow to support internal growth, our 29th consecutive increase in cash dividend to shareholders, and our acquisition program. We did this while maintaining a 45 percent debt-cap ratio which includes the impact of the asbestos charge. Without this impact, that cap would have actually declined to 43 percent from last year's 45.

We are poised to generate another year of record sales and earnings results, despite the continuing weak economy. I think that's important, and what's most important is I hope that it's clear, the asbestos issue is not a distraction for RPM operations, which are growing at record levels by taking market share and successfully introducing new products and services in what continues to be a challenging economic environment.

Seeing the first meaningful good news on the asbestos situation with the state tort reform that should help smaller players with asbestos liability, like a Bondex, and the possibility of Federal legislation - though burdomesome in its costs - it would also provide us certainty and predictability. And certainly that's what our shareholders are looking for. And all of that is good news on the asbestos front and we will keep you up to date, as we always have, on a quarter-by-quarter basis.

We're pleased with a strong year of results from our operations. We anticipate another year of record operating results with revenues up in mid-single digits and earnings up in the neighborhood of 10 to 12 percent for the new fiscal year.

With that, we'd be pleased to answer any of your questions.

ROSEMARIE MORBELLI, INGALLS & SNYDER:

FRANK SULLIVAN:

Good morning, Rosemarie.

ROSEMARIE MORBELLI:

Good morning, all.

GLENN HASMAN:

Good morning

ROSEMARIE MORBELLI:

Could you give us a feel for a little more details on the small acquisitions you have made? What kind of product lines you are adding and are you integrating those businesses into your existing business?

FRANK SULLIVAN:

We acquired eight product lines or businesses, and they tend to either be businesses like the Koch acquisition, which Glenn referenced, which will operate as part of our Tremco Sealants Unit, or product line acquisitions like our acquisition of the Sun Chemical fluorescent business, which was completely integrated into Day-Glo. So I think going forward, certainly in 2004, you're likely to see smaller acquisitions that are either product lines like that that are completely integrated into an existing company, or free-standing businesses that are a synergistic fit into one of our existing groups. We may also be adding some free-standing, entrepreneurial, or family, businesses to the European marketplace, where we set up a corporate office. We've been working on that for the last year and are pretty excited about the opportunities that we see there.

ROSEMARIE MORBELLI:

Could you also give us a feel for the raw material costs? You mentioned that you are seeing some pressure which you have not seen until now and that that translates into lower margins, or do you think you will be able to raise your selling prices or lower costs in order to offset them?

FRANK SULLIVAN:

We began to see some selected higher raw material costs for the first time in the fourth quarter. We believe most of that was oil and Iraq war related. And it started to impact our first quarter. We are seeing those level off. Obviously, there's good news on the oil front in terms of the relatively quick resolution of the main part of what's going on in the Middle East. And, quite honestly, economically, there is not the sufficient demand out there to really continue price increases or even support some of the ones that have been out there. So we think that's starting to mitigate as we speak.

ROSEMARIE MORBELLI:

Amazingly enough the demand is not there, but those raw material costs seem to really be hitting all of the specialty chemical companies whether or not they can pass them through. Why do you think they are going to subside?

FRANK SULLIVAN:

Well, we're starting to see them flatten out from where they were and, again, I think it has to do with the two factors. One is what ... anticipation and actual price of oil and anticipation of the War with Iraq and the situation in the Middle East, which is now dissipating a little bit, and the fact that some of the raw material price increases just can't go through. There's not the demand out there. So we think, even though we saw a little bit of a spike towards the end of our fourth quarter and into our first quarter, that number one, they're not continuing, and that they've flattened out and we don't think it should be an issue for us at this point in time. If that changes, we'll let you know.

ROSEMARIE MORBELLI:

Last question before I get back in the queue. When you look at the first quarter, do you see results excluding asbestos, which I guess, have all been reserved for at this particular stage, do you see earnings as a 10 to 12 percent growth versus last year?

FRANK SULLIVAN:

I think our first quarter will probably be a little softer than what we expect for the full year. Retail takeaway was a little bit soft. We see that picking up now in the middle of the summer, which is nice. And the industrial markets are still tough and the gains we're picking up in industrial are a combination of increasing service revenues, which is a nice new business for us, albeit lower margin, and simply taking market share. So, the economic outlook hasn't changed much. I think the first quarter should be up, but I think we'll see some better strength in the balance of the year.

ROSEMARIE MORBELLI:

Thanks, I'll get back in queue.

SAUL LUDWIG, MCDONALD INVESTMENTS:

FRANK SULLIVAN:

Good morning, Saul.

SAUL LUDWIG:

Hey, good morning, nice to see good record results in the quarter and some movement to address this asbestos problem. I think Glenn mentioned that receivables were up in part because of some strength in May. I was just wondering, and in your comments, just suggestive of maybe that sort of petered out a little bit. Let's talk about what really was going on in May and then into June and what you're assessment of that is?

FRANK SULLIVAN:

I think we finished May pretty well because we had some, as Glenn mentioned, some weather-related issues. The first part of our fourth quarter, which is March and April, was a little bit soft, and as many folks can recall throughout the country, we had a real rainy spring, and we had a terrible June in the same way. So I think some of it was weather related. I think we had a lot of pick up in our consumer in May that was stuff that would have been more evenly spread across the quarter. But if you get a flash or a big jump of revenue growth, you're going to see your receivables increase.

More tellingly, when you look at the inventory numbers, you're going to see our inventories flat year-over-year. When you adjust for acquisitions and the impact of foreign exchange, our actual units were down. And that is continuing to be a simplistic but good representative of what our companies are doing and what, with the leadership of Paul Hoogenboom, operationally we're able to do by being more efficient. And on a increase in revenues of 5 percent, I think what we're doing at the inventory level is telling that we're continuing to make progress in that area.

SAUL LUDWIG:

Next question has to do with the corporate expense number. In the fourth quarter, it was down fairly sharp, I think 7.2 versus 10.9 where as every other quarter during this fiscal year, that number was up rather sharply. What's sort of going on in corporate expense and, embedded in corporate expense, you typically have your charge for setting up reserves for asbestos liabilities. Did that sort of go away now that you've: a) what's going on with corporate expense and what's going on with the asbestos component of corporate expense?

FRANK SULLIVAN:

The principal factor is just that, Saul. We did not have a separate quarterly expense for asbestos. It's all incorporated in the charge. And so you're looking at probably $0.01 per share impact in the fourth quarter of those types of things.

SAUL LUDWIG:

And what does that mean when we look at the corporate expense number going forward through this year, Frank? Are we going to see the corporate expense number down around this $7 million a quarter?

FRANK SULLIVAN:

I think probably somewhere in the range of about $8 million a quarter is a reasonable number to look at.

SAUL LUDWIG:

OK.  Very good.  Thank you very much.

FRANK SULLIVAN:

Thank you, Saul.

STEWART GLICKMAN, STANDARD & POOR'S:

FRANK SULLIVAN:

Good morning.

STEWART GLICKMAN:

Good morning, guys. You mentioned in the call that organic growth in industrials is up, I think, 5 percent and consumer was up 4 percent?

FRANK SULLIVAN:

In the quarter?

STEWART GLICKMAN:

I'm sorry, for the year.

FRANK SULLIVAN:

For the year, that's ...

STEWART GLICKMAN:

I was wondering if you can break out the foreign exchange impact of that versus other organic growth.

FRANK SULLIVAN:

Foreign exchange impact for the full year was about $19 million of revenues.

STEWART GLICKMAN:

OK.

GLENN HASMAN:

One percent.

STEWART GLICKMAN:

OK.  Thanks, guys.

FRANK SULLIVAN:

Thank you.

ROSEMARIE MORBELLI, INGALLS & SNYDER:

Well, you are short in questions. Are you planning in fixing more debt ... the rate on more debt considering that it looks as though the trend is going to be up?

FRANK SULLIVAN:

Not at this time, Rosemarie. You know, historically, we have targeted a 50/50 mix between fixed rate and floating rate, and that has been a good mix for us in terms of managing our debt levels. And we are there now with an average interest rate of about 3.5 percent. Half of our debt is fixed rate, and the other half is floating rate. We don't have any debt maturities until '05, and they extend out after that. And, I think we're pretty comfortable with our rates there. Again, the bond market spreads are such that to fix rates out further, we'd have to give up probably 150 basis points or more above where our floating rates are and, quite honestly, for the foreseeable future, we don't see short-term interest rates spiking up by 150 or 200 basis points, even though they may go up towards the end of the year. We would absolutely welcome some higher interest rates in response to a more robust economy.

ROSEMARIE MORBELLI:

What is the average rate on the fixed debt?

FRANK SULLIVAN:

I'd have to get you that. I could give you the pieces. We have $150 million bond at 7 percent; we have a $150 million convertible bond at 2.75 percent; and then we have $50 million of private placement notes and the interest rates range from, I think, 6.20 to 7.30 percent, three traunches. So those are the pieces of our fixed rate debt; it should add up to about $350 million.

ROSEMARIE MORBELLI:

Could you also give us a little more color on what is happening with your consumer products? Meaning, what is going on at Home Depot and do you really see a pick up?

FRANK SULLIVAN:

I think we're starting to see good movement in the middle summer months at consumer, and most of our big accounts are doing pretty well. Both in our businesses, as well as a lot of these big accounts, I think everybody's experiencing somewhat slower growth than a year ago.

ROSEMARIE MORBELLI:

OK.  Thanks.

FRANK SULLIVAN:

Thank you.

JEFF ZEKAUSKAS, JP MORGAN:

FRANK SULLIVAN:

Good morning, Jeff.

SILKE VALDEZ:

Good morning, this is Silke sitting in for Jeff this morning. How are you?

FRANK SULLIVAN:

Good Silke.

SILKE VALDEZ:

The annual cash outflow related to the asbestos charge, is that going to be like $46 million for the next three years?

FRANK SULLIVAN:

Obviously, we'll report every quarter, as we always have, our case load and costs, so you can see those trends. We anticipate, on an after-tax basis, that it will be somewhere in the neighborhood of $25 to $30 million.

SILKE VALDEZ:

So that's compared to what you sort of paid ...

FRANK SULLIVAN:

Pre-tax, again somewhere in the neighborhood of $40, $35, $50 ... again somewhere in that range. I think for the full year of '03 our gross costs were about $51 million. They were up somewhat in anticipation of a lot of these state law changes. There's been a flurry of extra filings, not just in asbestos, but in states like Ohio and Mississippi and Texas to meet the deadline of an active date to some of these new laws, and again that's not specific to asbestos. And then there's also been a flurry of activity related to people guessing as to what the impact of the Federal legislation will be. So, going forward, we think that this is going to be somewhere in the neighborhood of $40 million pre-tax and $25-plus after tax.

SILKE VALDEZ:

Are you going to make an annual assessment based on changes and the law, you know, further out than this three years, like what your possible costs could be?

FRANK SULLIVAN:

I don't think that we're going to be making an annual assessment. A couple of things. Should the Federal legislation pass, which again we view as 50/50 at best, obviously at that point, there's a specific payment schedule that we would adhere to and we would adjust our charge accordingly. What we need and what we've been able to get here, I think, is a period of time to really assess actual claims experience at cost in these three key states, under this new law. And this new law should have a significantly positive impact, but it takes anywhere from 6 months on a low side to 18 months at the extreme for a new claim that we would get in today to become an active claim for us to be able to assess exactly what the impact of these new law changes will be. So, in part, we have a 3 year period, we believe, and again, we will update our costs and caseload every quarter to provide us the time to better understand the impact of these new law changes.

SILKE VALDEZ:

Will your overall acquisition strategy change based for the quality of costs that you have to pay related to asbestos? Or do you think it'll be similar to what you spend in the past year?

FRANK SULLIVAN:

I think it will be very similar to what you saw in the past year. We have the ability, and we've been communicating this for more than a year and half, we operate with six groups and our six group presidents and prior to the spike in asbestos costs over the last 15 months, it has been our intent to focus on product line acquisitions or smaller acquisitions that would be either integrated into one of our companies or fall under one of our six groups. And this year is a good example. We were able to acquire about $70 million in annual revenues for less than one-time sales and, what we feel to be a fair value in terms of cash flow and earnings. And we will continue to pursue those types of acquisitions here and in the European continent.

SILKE VALDEZ:

OK. Thanks very much.

FRANK SULLIVAN:

Thank you.

CRAIG KENNISON, ROBERT W. BAIRD:

FRANK SULLIVAN:

Good morning, Craig.

CRAIG KENNISON:

Good morning. Nice job keeping that business going while you focus on asbestos. First question has to do with asbestos. I don't know, Glenn, if you could provide just some of the caseload statistics relative to the number of cases, the number of settlements and the total cost for the quarter?

FRANK SULLIVAN:

Let me give you what I have now and then, obviously, we will detail in our 10-K which will be coming out in about three weeks, more of the detail. But our active cases are 2,002, that's up from a year ago: 1,784. And, obviously, those are year-end numbers and fourth-quarter numbers. Our net settlement costs were $5.1 million. Our gross settlement costs are $51 million for the year. And that's up from about $24.9 million a year ago. And, really, this increase has come over the last 15 months and that's why we've been talking about and undertaking the actions that we have been. We think that spike is about where it's going to spike. But we will see over time what the impact of these new state law changes are.

CRAIG KENNISON:

Terrific. And I assume that the estimate - the $140 million estimate - does take into account any legislative action that has been voted in the past, for example, Texas and Ohio?

FRANK SULLIVAN:

Not really. Again, the $140 million charge is based on our existing claim load and our estimate of what our existing experience would be for the next couple of years in terms of cash costs. We really don't, and again, we utilized a major international consulting firm who has a lot of experience in this. And given the recent changes, its going to take us 6 to 12 months which we will, as we always have, report quarterly to start to see what the impact of these state law changes are. I can't tell you there's a loophole that's going to make these less than we think; we don't see that. If it's straight, proportional, it should have a dramatically positive impact on us. But we're going to take 6 or 12 months before new cases become active to really be able to report accurately what the impact of these new state law changes are. This $140 million pre-tax charge does not take into account, at all, anything in the Federal level obviously, because it's not done. But, the possibility of Federal legislation which is certainly more than zero, further makes it difficult to kind of guess given all the legislative changes out there, including some pending state law changes in other places, what the future might look like.

CRAIG KENNISON:

Sure. And then finally, if you could just review - I know it's a complex calculation - but review the key assumptions involved in deriving that $140 million? And, explain why you elected just to go out three years. I understand its difficult to forecast, but you could have picked one year, five years ... anything special about three years? Thank you.

FRANK SULLIVAN:

Sure. In terms of the key assumptions, I won't get into all the detail on how this was driven. Suffice it to say that we had a major firm, the name of whom people would recognize, we had two different legal counsels, outside legal counsels involved in this process, and so we looked at all kinds of factors, basically, in assessing our existing claims and our best estimate or what our cost would be over the next couple of years. The reason for three years is two-fold. Number one, and principally, the state law changes are so new. Again, I can repeat some of the comments we made earlier, 80 percent of our historic cases have come in Texas, Ohio and Mississippi. Mississippi state law changed effective December 1, 2002, Ohio changed April 8 and Texas changed July 1, and we don't have, nor does the people that worked with us, any basis on which to know what the impact of these would be. So it was important for us to a) address this as best we can and then b) I believe we will have enough time under this charge to get an accurate assessment of these changes so that we can reasonably estimate what our future liability will be.

CRAIG KENNISON:

Thank you. And if I could just quickly follow up. With respect to other states that are key to your asbestos liability, I would assume Illinois is one of them. Could you give a very high level view of any legislative action that's ongoing in those states? Thanks again.

FRANK SULLIVAN:

Illinois is a key state for us and any of the asbestos defending companies, and there is no pending state law change in Illinois. There is an effort that was announced in early June by the U.S. Chamber of Commerce to begin to change some of the either administrative or state law issues in Illinois, which is a difficult state on tort for any number of issues, not just asbestos - class actions, tobacco - you name it. Most of the states have had for years proportional liability. So, the key states that have not, like Ohio and Texas and Mississippi, have since introduced it, and so there's a positive trend. There is some asbestos-specific legislation pending in Ohio and Texas that would further improve the situation specifically for companies with asbestos liability. And I think that's the best we can do. Now, most states have tort laws that have proportional liability and have administrative rules that don't put such a burden on minimal players like Bondex. Illinois will continue to be an issue.

CRAIG KENNISON:

Great. Thanks again.

FRANK SULLIVAN:

Thank you.

SAUL LUDWIG, MCDONALD INVESTMENTS:

Good morning. Excluding acquisitions and excluding asbestos, what would you expect your free cash flow to be this year?

FRANK SULLIVAN:

Off the top of my head, Saul, I'd say somewhere in the neighborhood of - this is after tax, after capital and after dividends - somewhere in the neighborhood of $60 to $80 million.

SAUL LUDWIG:

And do you see this being a year where you consume, generate, or are sort of neutral on working capital?

FRANK SULLIVAN:

I think we'll consume some if we hit our growth targets this year. Again, if you look at our inventories in particular, and you adjust for acquisitions and the impact of foreign exchange, the actual dollars are flat, the units are down, and we're continuing to show good improvement there. So we will be a consumer of cash and working capital, but nothing like we were three or four years ago. $10 to $15 million maybe, but again, that's off the top of my head. As we get a better feel for it throughout the year, we can provide more accurate data on that.

SAUL LUDWIG:

Given that, say it was $70 million free cash flow and you took off $30 million for the asbestos after-tax, it leaves you $40 million, what's your capacity for making acquisitions given the combination of free cash flow from operations minus asbestos?

FRANK SULLIVAN:

I don't know that I want to get into a discussion about our acquisition capacity per se. It depends on the deal and the cash flow it brings and how we finance it. I guess the best way to answer that is to look at the year we just finished. We completed $66 million of cost in acquiring eight product lines and our net worth took an $88 million hit from the asbestos charge. And you look at that, and we were able to maintain a debt-cap ratio of about 45 percent. So I think, given the cash flow we generate and certainly depending on what prices we pay for businesses, we certainly have the capabilities of continuing to do acquisitions that are in total - $80, $100, $120, $70 - you know it depends on the circumstances and the timing and acquisitions are always an opportunistic event. But I'm very comfortable that we have the ability to continue to do that, both in terms of our balance sheet strength and cash flow, as well as the deal flow that we're seeing out there.

SAUL LUDWIG:

Great. And finally, did you give us the final tally on cases outstanding at the end of the year and the number that were settled in the quarter?

FRANK SULLIVAN:

I don't have the detail of what was settled in the quarter. We'll release all that in the 10-K that comes out in a few weeks. A year ago we had 1,784 active cases, today we have 2,002. Our gross costs a year ago were $24.9 million, our net costs were $2.5. And our gross costs this year were $51.6 million; the net costs were $5.1 million. And, obviously going forward, you will see these same type of numbers and the same type of detail that you're used to seeing in our 10-Qs and 10-Ks with the gross costs being the cost that comes out of our cash flow statement.

SAUL LUDWIG:

Great. Thank you very much, Frank.

FRANK SULLIVAN:

Thank you, Saul.

STEWART GLICKMAN, STANDARD & POOR'S:

Yeah guys, just a quick follow up on the state law changes. In Texas, Ohio and Mississippi, do you know if cases that were filed just before the state law change, do you know if those are grandfathered in under the old rules? And if so, do you know if there was any kind of surge in the number of cases filed at that time?

FRANK SULLIVAN:

They are grandfathered in under the old rules. For instance, in Texas the enactment date is July 1. We anticipate a lot of companies in all sorts of areas other than asbestos saw an increase in a lot of claims. We don't know the value of them. But claims that were filed against Bondex prior to July 1 will be conducted in court based upon the old law.

STEWART GLICKMAN:

OK.

FRANK SULLIVAN:

Claims that were filed after July 1 will be conducted under new law. And the same is true in Mississippi and Ohio. And to an earlier question, it was old law that drove this asbestos charge that we just took. Because we have no basis, yet, to understand what the impact of these new laws will be.

STEWART GLICKMAN:

Right. OK. Thanks a lot guys.

FRANK SULLIVAN:

Thank you.

OPERATOR:

And there are no further questions. Mr. Sullivan, I'll turn the conference back over to you.

FRANK SULLIVAN:

Audra, thank you very much. Thank you for everybody who listened in on the call. We look forward to giving you an update on our first quarter in October when we release those results. And we are excited about the strong results generated by our operations in what's continuing to be a challenging economic environment and look forward to delivering another year of record revenue and earnings results from the RPM companies. Thank you very much and have a nice day.